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                                                                     Exhibit 11A

                         PacifiCare Health Systems, Inc.

              Computation of Net Income per Share of Common Stock -
                                     Primary

           (Dollars and shares in thousands, except per share amounts)

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                                                         Three months ended
                                                            December 31,
                                                     ---------------------------
                                                       1994           1993
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Shares outstanding at the beginning of the period        27,528          27,256

Weighted average number of shares issued during
the period in connection with a public offering,
compensation awarded in stock and exercise of stock
options                                                      20              19



Shares repurchased (weighted)                                 -            (28)

Dilutive shares contingently issuable, net of shares assumed to have been purchased (at the average market price) for treasury with assumed proceeds from:

     Exercise of stock options                              682             566

     Registered equity purchase contracts                     1               -
- --------------------------------------------------------------------------------
Total shares - primary                                   28,231          27,813
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Income before cumulative effect of a change
     in accounting principle                           $ 20,057        $ 14,739

Cumulative effect on prior years of a change
     in accounting principle                                  -           5,658
- --------------------------------------------------------------------------------
Net income                                             $ 20,057        $ 20,397
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Primary earnings per share:
     Earnings before cumulative effect of a
        change in accounting principle                 $   0.71       $    0.53

     Cumulative effect on prior years of a
        change in accounting principle                        -            0.20
- --------------------------------------------------------------------------------
     Earnings per share - primary                      $   0.71       $    0.73
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

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